Exhibit 99.1

NEWS RELEASE

CONTACT ERIC GRAAP

(540) 349-0212 or

egraap@fauquierbank.com

FAUQUIER BANKSHARES DIRECTOR RETIRES; THREE NEW
DIRECTORS NAMED

WARRENTON, VA – December 22, 2008 – Fauquier Bankshares, Inc. (NASDAQ: FBSS) today announced one director’s retirement and the appointment of three new directors, bringing the board to 12 members.

H. Frances Stringfellow, a director since 1999 and of The Fauquier Bank since 2000, has announced her intention to retire effective January 1, 2009. Randolph D. Frostick, Jay B. Keyser and Eric P. Graap have been appointed to the company’s board, effective January 1, 2009, and also will serve on the bank board. The newly appointed directors will stand for election at the Fauquier Bankshares, Inc. annual shareholders’ meeting on May 19, 2009, along with other directors.

Stringfellow served at various times as chair of both the audit committee and investment asset/liability management committee. She was secretary of Fauquier Bankshares from 1991 to 2004. Ms. Stringfellow was employed by the bank from 1986 until she retired as senior vice president in 1999.

C. H. Lawrence, chairman of the board, said, “Over the last ten years, Fran has been the model of excellence in her service to our shareholders. Her contributions to the development of the bank’s strategic plan and internal control processes have been invaluable.”

“With her retirement and my announced retirement at the end of 2009, welcoming these new board members will help in the transition and provide them time to study the bank’s plans and apply their substantial business knowledge to the board’s activities,” he said.

New board member Frostick is vice president and shareholder of Vanderpool, Frostick & Nishanian, P.C., a Manassas, Virginia law firm. Frostick is a member of the Virginia State Bar, and has practiced law for 26 years. Frostick is a graduate of Marshall-Wythe School of Law of the College of William and Mary and Virginia Commonwealth University. He is affiliated with Historic Manassas, Inc., Prince William-Greater Manassas Chambers of Commerce, and the Manassas Rotary Club, having served as past president for all three organizations.

Lawrence said, “Randy has extensive business experience across organizational levels, which will be an asset to our Board. He also has a breadth of knowledge of our local markets, and his commitment to the local community aligns well with The Fauquier Bank. We are looking forward to having him on the team.”

Keyser is joining the board as chief executive officer of William A. Hazel, Inc., a site construction company headquartered in Chantilly, Virginia. Mr. Keyser has been with William A. Hazel for 19 years, serving in various capacities during his tenure, including as executive vice president and chief financial officer. He holds an accounting degree from James Madison University and is a member of the American Institute of Certified Public Accountants and the Virginia Society of CPAs. He has been a director and treasurer of Highland School.

“Jay brings a history of financial and managerial expertise to Fauquier Bankshares,” Lawrence said. “His experience in real estate development is well suited for a company focused on both growth and performance.”

Eric Graap is executive vice president and chief financial officer of Fauquier Bankshares and The Fauquier Bank, joining the Bank in 2000 after spending the prior thirteen years as chief financial officer for the Community Preservation Corporation, a non-profit financial company in New York City, and Crestmont Financial, a bank in central New Jersey. His undergraduate degree is from St. Bonaventure University, and he holds a MBA from Rutgers University. He is a graduate of the National School of Banking, and has served as board president and treasurer of The Piedmont Symphony Orchestra and director and treasurer of The Fauquier Community Action Committee and their Head Start/Bright Stars programs.

“Eric’s contributions to Fauquier’s financial function have been substantial, and he has led us through many of the complex regulations facing us as a small public company,” said Lawrence. “His ability to explain the company’s finances to shareholders and his contributions to many of the processes underlying our operations will make him a very valuable member of the board.”

Fauquier Bankshares, Inc. and The Fauquier Bank had combined assets of $499.8 million and total shareholders’ equity of $40.6 million at September 30, 2008. The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, commercial, retail, insurance, wealth management, and financial planning services through eight banking offices located in Fauquier and Prince William Counties in Virginia.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

This release may contain “forward-looking statements” as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U. S. Government, including policies of the U. S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this release. ###########